Highwater Ethanol, LLC

Investor Update



From the Desk of Highwater Ethanol CEO Brian Kletscher

Wishing you a Happy and Prosperous New Year!! We are nearing the completion of 12.5 years of operations at Highwater Ethanol. We believe that we have made great progress on our operations and debt reduction. As of December 31, 2021, our Term Loan and our 2020 Term Loan used primarily for our High Purity Alcohol project were paid off. We do currently have an operating line of credit available if needed for operational cash flow. This is a nice reduction from where we started 12.5 years ago when our debt was at $65.4 million.

We filed our Form 10-K for the fiscal year ended October 31, 2021, on January 19, 2022. We reported net income of approximately $13.74 million for the 2021 Fiscal Year and net income of approximately $30.86 million for the 2021 Calendar tax year. Margins were the best we have experienced since our 2014 fiscal year. Highwater Ethanol paid a distribution in December 2021 of $1500/unit and one of $2300/unit to be paid in February 2022 for a total distribution of $18,127,900.

We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the 2021 Fiscal Year, we produced an average of approximately 3.04 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to a number of factors. We continue to review enzymes, yeast and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies on corn oil production have continued to improve with adjustment made in the process to boost our production to over .987 pounds per bushel ground. Please see the table below on additional efficiencies in the past five years.

	Corn Delivered	Corn Grind	Ethanol Production	Gal per bu Yield	Tons DDGS Production	Tons Modified Production	Lbs./bu. Yield	Corn oil Production	Lbs/bu. Yield	Nat Gas BTU used	KW used	KW/Ga
2017	20,047,449	20,384,044	59,519,310	2.92	122,594	41,563	14.2	13604647	0.667	1,509,991	42,781,048	0.719
2018	20,141,772	20,172,329	58,943,177	2.922	115,824	56,286	14.5	14165775	0.702	1,451,037	43,024,973	0.73
2019	20,661,721	20,466,769	61,016,575	2.981	111,445	57,992	14	13404063	0.655	1,422,233	42,627,817	0.699
2020	20,885,834	20,311,948	61,703,648	3.038	106,951	55,022	13.5	16351210	0.805	1,382,471	41,751,752	0.677
2021	20,771,927	21,402,421	65,173,538	3.045	110,540	59,199	13.3	21129492	0.987	1,475,446	43,773,288	0.672

In October 2019, we received our air emission permit from the Minnesota Pollution Control Agency {MPCA} to increase production from 58 million gallons of undenatured ethanol per year to 68.5 million gallons or about 70.2 million gallons of denatured ethanol per year. We continue to review our production rates and current demand for fuel ethanol. For the past three months, we have been operating at an ethanol production level of approximately 69 million gallons per year which is an increase of approximately 11.8% over our 2021 Fiscal Year. This was accomplished with your current facility with no additional capital expenses. Highwater Ethanol applied for an updated Air Emissions permit with the Minnesota Pollution Control Agency in the fall of 2020. This updated permit would include the equipment for the production of High Purity Alcohol, 1 additional fermenter, an additional water-cooling tower cell, a package boiler and Control Emissions Monitoring system {CEMS}. The draft permit will be on public notice from January 14, 2022 – February 14, 2022.

2022
Winter Newsletter

Highwater Ethanol, LLC

Contact Info:

24500 US Highway 14
PO Box 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

EMAIL:
info@highwaterethanol.com

WEBSITE:
www.highwaterethanol.com

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2 Margins in the ethanol industry in 2021 were the best we have experienced since our 2014 Fiscal Year, after coming off 2020 as one of the most intensely difficult years for margins due to restrictions put in place as a result of COVID-19. Ethanol prices varied widely in 2020 from under $.90/gallon to $1.27/gallon. The wide variation in ethanol netbacks continued in 2021 with a range of $1.22 - $2.33 per gallon. We have also seen corn prices vary from $3.79 - $6.68 bushel. During our 2021 Fiscal Year, we saw demand for ethanol increase domestically by approximately 10 – 15% and export demand has remained stable to improved slightly. We believe that our 2022 Fiscal Year will likely be a very interesting year for renewable ethanol and renewable Biofuels and we will continue to work to obtain additional market share for our products. Highwater continues to look at diversifying our product lines. The addition of equipment to produce 190 proof High Purity Alcohol has allowed for that in the future. We also received approval from California Air Resources Board {CARB} to produce and sell approximately 4.5% - 5.2% of our production as cellulosic ethanol. This was tested out and approval received in March 2021. We look forward to producing these products now and into the future. Highwater continues to purchase corn from our area producers. The 2021 corn crop quality and bushels has been a blessing for this area. Good quality corn certainly helps us maintain our efficiencies. Although we experienced a drought in our corn growing area this year, even with this we expect that we will have adequate bushels to maintain our ethanol production. Industry Information. E15 and Exports should be a continued priority in 2022. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S. exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China and Japan with the on-going trade agreements, as well as continued interest from Vietnam, Philippines, India and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 420 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the Federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp Co-Plant/Production Manager, Dillon Imker Co-Plant/Production Manager, Tom Streifel, Risk/Commodity, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Derek Schultz, Lab Manager. We have positioned our team to be successful in the ethanol industry. A reminder that our 2022 Annual Members’ Meeting is scheduled for Thursday, March 10, 2022, at 9:30 a.m. at the Lamberton American Legion, 110 South Main Street, Lamberton, MN. Watch your mail as in the near future you should be receiving your 10-K and Proxy Statement for the 2022 Annual Meeting. Please take the time to send in your proxy card. Your K-1 tax information will be mailed in early February and we anticipate mailing the second distribution check in February. Have a safe winter!!! We will take care of the present as we focus on the future!!!

3 Welcome to Fiscal Year 2022! Highwater’s Fiscal Year 2021 came to a close on October 31st. We will soon complete the year-end Form K-1s and we have already filed the Form 10-K on January 19, 2022. Fiscal Year 2021 was a great improvement as compared to our past few years. Ethanol margins returned and we were able to show net income in all four quarters of the fiscal year. Highwater was also able to make improvements to operational efficiencies that contributed to the income during the year. The improved margins and efficiencies allowed Highwater to accelerate our debt reduction and led to two distributions being approved by your Highwater Board. Highwater reduced its amount of debt throughout the fiscal year and we paid off our 2020 Term Loan in December 2021. Our Term Revolver and Revolving Line of Credit remain in place and can be used for cash management as needs vary during the year. I am pleased to announce that the Board has approved two cash distributions since the end of Fiscal Year 2021. The first distribution approved was for $1,500 per membership unit and was paid in December 2021. The second distribution approved was for $2,300 per membership unit and will be paid out in February 2022. We again want to thank you, our members, for your continued support and look forward to continued success in years to come. As mentioned above, our fiscal year-end filing, the Form 10-K, has been filed and is available online. However, a few items will be sent to you by mail so please watch for them in the coming weeks. Our packet containing the Form 10- K and Proxy will be mailed to you prior to the March Annual Meeting. On the tax side, the 2021 Highwater K-1s are planned for delivery by the middle of February. Being we recently filed our year-end financials; I have included the breakdown of Statement of Operations for our Fiscal Year Ended October 31, 2021. Further detail regarding our financial performance throughout the year can be found in our Form 10-Q filings that are available through our website. Fiscal Year Ended October 31, 2021 (Unaudited) Revenues 158,717,536$ Cost of Goods Sold 143,172,419 Gross Profit (Loss) 15,545,117 Operating Expenses 3,234,524 Operating Profit (Loss) 12,310,593 Other Income (Loss) 1,430,335 Net Income (Loss) 13,740,928$ Weighted Average Units Outstanding 4,788 Net Income (Loss) Per Unit 2,869.87$ Statement of Operations The Financial Insights CFO Luke Schneider

4 We have had many opportunities throughout this last year. In 2021 we saw Ethanol rebound to some of the best prices since we started operating. The team at HWE pushed the plant to its limits to take advantage of the great margins. As we work through the winter, we are pushing the plant to produce as much ethanol as possible. With increased production rates the team has been keeping a close eye on our yield. In December we closed out the month at 3.04 gallons of Denatured Ethanol produced from one bushel of corn. With corn prices staying elevated it was nice to see ethanol continue to climb as well, it gave HWE a chance to make some good profits to close out the year. We continue to take steps in the right direction as our yield increased from 3.038 in 2020 to 3.045 in 2021. Corn oil continues to be a great co – product as well. The price of corn oil is still holding around 0.60 cents per pound. The team continues to take advantage of this market and has been able to increase our corn oil yield from 0.805 lbs. per bushel in 2020, to 0.987 lbs. per bushel in 2021. With 2021 corn grind that is approximately a $2.3 million increased net back to HWE. The team has been working on a new air permit that recently went out on public notice. We have been able to review this and add in a few items that we believe will benefit HWE. We are always looking at the next opportunity to make sure HWE stays competitive in all markets. As we push forward into 2022, we look forward to the opportunities this year will bring! Co-Plant Managers Derek Trapp & Dillon Imker

Safe Shipper Award


TILX 361521

The Canadian Pacific Railroad {CP Rail} awarded Highwater Ethanol a Safe Shipper Award for the safe transportation of hazardous materials on the CP lines in 2020. Highwater Ethanol is one of 51 that this award was presented too. Safety is a foundation of everything we do! Operating safely requires attention to details at all times and depend on active participation from all employees. Pictured in front include: CEO Brian Kletscher, Ethanol Loadout David Frank, Kurt Moody, and Kyle West, Co – Plant/Operations Manager Derek Trapp, Pictured in back: CFO Luke Schneider, Highwater Board members David Moldan, Mark Pankonin, Co – Plant/Operations Manager Dillon Imker and Highwater Board Members Mike Landuyt and David Eis.





High School Tours

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6 Welcome and Call to Order: David Moldan, Chairman and Brian Kletscher, CEO Introduction of HWE Board of Governors: David Moldan, Chairman Ron Jorgenson, Vice Chairman; David Eis, Secretary; Mark Pankonin, Treasurer; Directors: Russell Derickson, Mike Landuyt George Goblish, Luke Spalj and Gerald Forsythe Introduction of Guests, Management & Staff: Brian Kletscher, CEO Call the Meeting to Order: David Moldan, Chairman Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary Proposals: Mandy Hughes, Brown Winick Law Office Proposal #1: Election of three governors. Standing for election are incumbent governors: Russell Derickson Ron Jorgenson Mike Landuyt Proposal #2: Advisory approval of the company’s Executive Compensation (Say-On-Pay) Voting on Proposals: David Moldan Report by Chairman: David Moldan Presentation of Financial Statements: Lucas Schneider, CFO Overview of Operations: Brian Kletscher, CEO Election Results: Mandy Hughes, Brown Winick Law Office Questions and Answers Adjourn 2022 Annual Meeting Highwater Ethanol, LLC 2022 Annual Meeting Agenda

7 I celebrated my 65th birthday yesterday. Frankly, when I started with Highwater nearly 13 years ago, I wasn’t sure my tenure would last that long. But HE has been a very pleasant place to work. We have an excellent team that makes this job easier. Nate at the scale takes care of the truckers coming and going. Rich writes up the contracts and other reporting. Kimberly settles the contracts and issues checks. It is a good business policy to treat customers fairly and with respect and you can expect the same in return. Highwater has been a busy place, with 2021 corn grind at 21.4 million bushels. Since we started 12 ½ year ago, we have taken in roughly 250 million bushels from area farmers. All of the inbound corn to date have been via truck, so roughly 255,000 corn trucks have rolled through here. Roughly 82,000 trucks handling distillers and approximately 25,000 rail tankers shipped since our inception. Over the years I have seen margins go from ugly to where you consider slowing the plant to the other extreme such as Q4 2021 where we are fortunate enough to send investors a respectable distribution. I would like to note that we have never closed down due to poor margins, even at the height of the pandemic where many plants in the US idled for a short period. This has made my job much easier. The markets continue to be active. I have seen a lot of extremes over the 40 plus years of dealing with commodities. The past 24 months were good examples of the challenges associated with managing the risks in this business. We saw ethanol at 80 cents per gallon in Chicago during the peak of the pandemic (April, 2021) to as high as $4.00 per gallon in New York Harbor just a couple months ago. Our corn bid varied from a low of $2.75 to $7.50 per bushel during that same period. Those 40 years of experience help me cope with the stress in dealing with commodities. And it really helps my position dealing with margins now that HE has retired debt. So, if the Board and management are gracious enough to keep me on, then I look forward to celebrating another birthday here. We are looking forward to 2022 and we thank you for your business. This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward- looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. From the Commodity Desk Tom Streifel